UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2012

UnionBanCal Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-15081	94-1234979
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 California Street

San Francisco, CA 94104-1302

(Address of principal executive offices) (Zip Code)

Tel. (415) 765-2969

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 18, 2012, Union Bank, N.A. (the “Bank”), the wholly-owned bank subsidiary of UnionBanCal Corporation (the “Company”), issued $500 million in aggregate principal amount of its 2.125% Senior Bank Notes due 2017 (the “Bank Notes”). The Bank Notes were issued to purchasers at a price of 99.699% of their principal amount, resulting in aggregate net proceeds to the Bank, after agent discount, of $496,745,000. The Bank Notes are not redeemable at the option of the Bank prior to maturity or subject to repayment at the option of the holders prior to maturity. The Bank Notes will bear interest at a rate equal to 2.125% per annum and will mature on June 16, 2017. The net proceeds from the sale of the Bank Notes will be used by the Bank for general corporate purposes in the ordinary course of its banking business.

The Bank Notes were issued as part of the Bank’s $8 billion bank note program under which the Bank may issue, from time to time, senior unsecured debt obligations with maturities of more than one year from their respective dates of issue and subordinated debt obligations with maturities of five years or more from their respective dates of issue. After issuing the Bank Notes, there is $4.65 billion available for issuance under the program.

Item 8.01.	Other Events.

On June 18, 2012, the Company issued $400 million in aggregate principal amount of its 3.500% Senior Notes due 2022 (the “Senior Notes”) at a price to the public of 99.200% of the principal amount thereof (the “Senior Notes Offering”). The Senior Notes Offering was completed pursuant to a prospectus, filed as a part of the Company’s Registration Statement on Form F-3 (File No. 333-180503) with the Securities and Exchange Commission, dated April 9, 2012, as supplemented by a prospectus supplement dated June 11, 2012. In connection with the Senior Notes Offering, the Company entered into an Underwriting Agreement with the several underwriters named therein and for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Morgan Stanley & Co. LLC acted as representatives. The Senior Notes were sold to the underwriters at a price of 98.750% of the principal amount thereof. The Senior Notes were issued pursuant to an indenture dated as of December 8, 2003 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

The Senior Notes will bear interest at the rate of 3.500% per year. Interest on the Senior Notes is payable on June 18 and December 18 of each year, beginning on December 18, 2012. The Senior Notes will be senior unsecured obligations of the Company and will rank senior to all of its existing and future subordinated debt and will rank equally in right of payment with all of its existing and future unsecured and unsubordinated debt. However, the Senior Notes will be structurally subordinated to all indebtedness of the Company’s subsidiaries, including the Bank and its Bank Notes. The Company does not plan to list the Senior Notes on any national securities exchange.

The Senior Notes will mature on June 18, 2022. However, the Company may, at its option at any time and from time to time, redeem the Senior Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Senior Notes to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Senior

Notes to be redeemed, discounted to the date of redemption on a semi-annual basis at a certain treasury rate plus 30 basis points plus, in each case, accrued interest to the date of redemption.

The net proceeds from the Senior Notes Offering were $395,000,000, after underwriting discounts but before the Company’s expenses, and will be used by the Company for the repayment of its fixed rate 5.25% subordinated notes maturing December 2013, to provide a portion of the cash funds required to consummate its previously announced merger with Pacific Capital Bancorp, and for general corporate purposes.

The foregoing summary of the terms of the Underwriting Agreement and the Senior Notes does not purport to be complete and is subject to, and qualified in its entirety by, the full text of (i) the Underwriting Agreement, attached hereto as Exhibit 1.1; (ii) the Officer’s Certificate establishing the terms of the Senior Notes, attached hereto as Exhibit 4.1; and (iii) the form of the Senior Notes, attached hereto as Exhibit 4.2, each of which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated June 11, 2012 (the “Underwriting Agreement”), between the Company and the several underwriters named in Schedule II thereto and for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Morgan Stanley & Co. LLC acted as representatives.

4.1	Officer’s Certificate establishing the terms of the Senior Notes, dated June 18, 2012.

4.2	Form of 3.500% Senior Note due 2022 (included as Exhibit A to Exhibit 4.1).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2012

UNIONBANCAL CORPORATION

By:	/s/ David A. Anderson
David A. Anderson
Executive Vice President and Controller